Exhibit 3.1

APIMEDS PHARMACEUTICALS US, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Apimeds Pharmaceuticals US, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to a unanimous written consent of the Board executed on November 29, 2025, in lieu of a meeting, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.01 per share, which is designated as “Series A Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board, (ii) the Board hereby authorizes the issuance of 7,263,865 shares of “Series A Convertible Preferred Stock”, and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion” has the meaning set forth in Section 7.2.

“Conversion Ratio” has the meaning set forth in Section 7.3.

“Conversion Share(s)” means the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, as set forth in Section 7.2.

“Converted Stock” means the shares of Series A Convertible Preferred Stock that are converted into Conversion Shares upon the Automatic Conversion, as set forth in Section 7.4.

“Corporation” has the meaning set forth in the Preamble.

“Effective Date” means the third Business Day following the satisfaction of the Required Approvals, as set forth in Section 7.2.

“Holder” means a holder of Series A Convertible Preferred Stock.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Required Approval” has the meaning set forth in Section 7.2.

“Series A Convertible Preferred Stock” has the meaning set forth in Section 2.

“Stockholder Approval” has the meaning set forth in Section 7.2.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Market” means the NYSE American LLC.

“Trading Market Approval” has the meaning set forth in Section 7.2.

2. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”) and the number of shares constituting such series shall be 7,263,865. The rights, preferences, powers, restrictions, and limitations of the Series A Convertible Preferred Stock shall be as set forth herein.

3. Voting. The Series A Convertible Preferred Stock shall have no voting rights.

4. Dividends. The Series A Convertible Preferred Stock shall be entitled to receive the same dividend or distribution as if the shares of Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution.

5. Liquidation. The Series A Convertible Preferred Stock shall be entitled to share pro rata with the holders of Common Stock in any distribution of the remaining assets of the Corporation.

6. Redemption. The Series A Convertible Preferred Stock shall have no redemption rights.

7. Conversion.

7.1 Conversions at Option of Holder. The Series A Convertible Preferred Stock is not convertible at the election of the Holder.

7.2 Automatic Conversion. Effective as of 5:00 p.m. Eastern time on the date that is the third Business Day following the later of (i) the date on which the Corporation’s stockholders approve the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (each share, a “Conversion Share”) in accordance with the listing rules of the Trading Market (the “Stockholder Approval”), and (ii) the date on which the Trading Market has approved any required new listing application, including any resulting from a change in control or Reverse Merger (as defined in Section 341 of the NYSE American Company Guide), such that (A) the Corporation satisfies all applicable continuing listing requirements of the Trading Market (or has been granted a grace period therefrom), (B) the Corporation has not received any notice of non-compliance from the Trading Market, and (C) the Conversion Shares have been approved for listing on the Trading Market (collectively, the “Trading Market Approval” and together with the Stockholder Approval, the “Required Approvals”), such date being referred to herein as the “Effective Date,” each share of Series A Convertible Preferred Stock then outstanding shall automatically, and without any action required by the Holder thereof, convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below) (the “Conversion”).

7.3 Conversion Ratio. The “Conversion Ratio” for each share of Series A Convertible Preferred Stock shall be twenty (20) shares of Common Stock issuable upon the Conversion of each share of Series A Convertible Preferred Stock, subject to adjustment as provided herein.

7.4 Procedures for Conversion; Effect of Conversion. On the Effective Date, all outstanding shares of Series A Convertible Preferred Stock shall be converted into Common Stock, without any further action by the relevant Holder of such shares or the Corporation. The shares of Series A Convertible Preferred Stock that are converted in the Conversion are referred to as the “Converted Stock.” The Converted Stock shall be automatically cancelled and shall no longer be deemed outstanding as of the Effective Date, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive Conversion Shares in exchange therefor. The Conversion Shares shall be issued in book entry form and shall be delivered to the Holders within two Business Days of the Effective Date. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

7.5 Reservation of Stock. The Corporation shall take all such actions as may be necessary to assure that the Conversion Shares may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series A Convertible Preferred Stock.

7.6 No Charge or Payment. The issuance of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to Section 7.2 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

8. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 8 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

9. Reissuance of Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and returned as authorized and unissued shares of capital stock of the Corporation.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

[signature page follows]

IN WITNESS WHEREOF, Apimeds Pharmaceuticals US, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer on December 1, 2025.

APIMEDS PHARMACEUTICALS US, INC.

By:	/s/ Erik Emerson
Name:	Erik Emerson
Title:	Chief Executive Officer

[Signature Page to Series A Preferred Stock Certificate of Designation]